EXHIBIT 99.1

Unica Announces Results for Fourth Quarter and Full Year Fiscal 2006

WALTHAM, Mass — November 30, 2006 — Unica® Corporation (Nasdaq: UNCA), a leading global provider of Enterprise Marketing Management (EMM) solutions, today announced financial results for its fiscal fourth quarter and full year ended September 30, 2006.

For the fourth quarter of fiscal 2006, Unica reported record total revenue of $24.3 million, an increase of 41% compared with the fourth quarter of fiscal 2005. License revenue increased 52% to $12.1 million and maintenance and services revenue increased 31% to $12.1 million, compared to the prior year quarter. For the fourth quarter of fiscal 2006, maintenance revenue was $9.0 million, an increase of 33% from the prior year quarter, and services revenue was $3.1 million, an increase of 27% from the prior year quarter.

Yuchun Lee, chief executive officer of Unica Corporation, stated, “During the fourth quarter, our better than expected license and total revenue growth was driven by the growing adoption of our end-to-end EMM suite. Unica is able to deliver a compelling value proposition to our customers, and this was reflected in numerous large commitments made to our technology in the fourth quarter, particularly in the financial services sector.”

Lee added, “As we enter fiscal 2007, we are very excited by the growing demand for and awareness of the EMM market. We believe EMM is in the early stage of market penetration, and we plan to continue to invest in the business throughout fiscal 2007 to grow our top line and extend our leadership position in order to take advantage of the large opportunity in front of us.”

For the fourth quarter of fiscal 2006, Unica reported income from operations, in accordance with generally accepted accounting principles (GAAP), of $472,000. GAAP income from operations includes $987,000 of non-cash share compensation expense and $669,000 of amortization of acquired intangibles. GAAP net income for the fiscal fourth quarter of 2006 was $770,000 compared to GAAP net income of $1.7 million in the same period last year. GAAP diluted net income per share for the fourth quarter of fiscal 2006 was $0.04, compared to a loss of $0.15 per share in the same period last year.

For the fourth quarter of fiscal 2006, non-GAAP income from operations, which excludes non-cash share compensation expense and amortization of acquired intangibles, was $2.1 million. Of note, non-GAAP income from operations included $255,000 in restructuring charges associated with the company’s operations in France. Based on an estimated 37% non-GAAP effective tax rate, non-GAAP net income was $1.7 million in the fourth quarter of fiscal 2006, compared to non-GAAP net income of $1.8 million for the same period last year. Non-GAAP diluted earnings per share were $0.08 in the fourth quarter of fiscal 2006. This was in-line with the company’s previously issued guidance and compares to non-GAAP earnings per share of $0.10 in the same period last year when the effective non-GAAP tax rate was 34% and shares outstanding were 18.5 million.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

As of September 30, 2006, Unica had cash, cash equivalents, and short-term investments of $40.3 million, a decrease from $42.1 million at June 30, 2006. The decrease in cash was due to approximately $2.5 million in legal expenses and costs paid during the fourth quarter related to the previously disclosed legal settlement with NetRatings, Inc. At September 30, 2006, deferred revenue was $33.9 million, representing an increase of 38% on a year-over-year basis.

Ralph Goldwasser, chief financial officer of Unica, stated, “Given the growing EMM market opportunity, we plan to invest aggressively in sales and marketing during the first half of fiscal 2007. We believe the company is well positioned to expand our non-GAAP operating margin over the course of Fiscal 2007, finishing the year with a non-GAAP operating margin in the mid-teens range.”

Additional Fourth-Quarter Business Highlights:
•	Continued to achieve success and growth with industry leaders across a broad range of vertical markets, including financial services, insurance, marketing services and telecom. New customers added during the fourth quarter included Vodafone New Zealand, Vodafone Netherlands, Generali France, The Huntington National Bank, Bank of Oklahoma, Catalina Marketing, Boyd Gaming Corporation and ASCP (American Society for Clinical Pathology). In addition, the company significantly expanded the scope of its relationship with several of the largest financial institutions in the world.

•	Launched Affinium 7, the most comprehensive update of the company’s marketing software suite to date. Affinium 7 delivers a rich set of new EMM capabilities including: dynamic offer management; automated response tracking; extensive user-definable reporting; integrated web analytics; easier to use, role-based interfaces; enhanced marketing calendars; streamlined workflow for frequently repeated tasks like resource assignment; and faster optimization through improved algorithmic performance.

•	Named a “Winner” in CRM magazine’s 2006 CRM Market Leader awards in the marketing automation category for the third consecutive year. According to the October 2006 issue of CRM magazine, Unica is “the only vendor in marketing automation to break a rating of 3.5 in any category, scoring above this mark across the board in functionality, direction, and customer satisfaction.”

•	Launched the Internet Marketing Alliance Program to provide customers with integrated solutions for managing and measuring the effectiveness of multi-channel Internet marketing campaigns. Founding partners included 24/7 Real Media, Did-It, Efficient Frontier, and Performics.

•	Honored by KMWorld for having a “Trend Setting Product of 2006.” Specifically, Unica’s web analytics’ solution was honored for having unique market value and favorable ratings in usability, flexibility, adoption rate and total cost of ownership.

Full Year Fiscal 2006 Results:
For the full year fiscal 2006, Unica reported record total revenue of $82.4 million, an increase of 30% compared with fiscal 2005. In fiscal 2006, license revenue increased 35% to $39.6 million and maintenance and services revenue increased 25% to $42.8 million compared to fiscal 2005. For fiscal 2006, maintenance revenue was $32.5 million, an increase of 30% from the prior year, and services revenue was $10.3 million, an increase of 12% from the prior year.
Unica reported a loss from operations, in accordance with generally accepted accounting principles (GAAP), of $1.3 million during fiscal 2006, including $3.0 million in non-cash share compensation expense, $4.0 million of in-process R&D and amortization of acquired intangibles of $1.8 million. GAAP net income for fiscal 2006 was $676,000, resulting in GAAP net income per diluted share of $0.03, compared to a loss per share of $0.03 in fiscal 2005.
On a non-GAAP basis, excluding non-cash share compensation expense, in process R & D and amortization of acquired intangibles, income from operations was $7.6 million in fiscal 2006. Non-GAAP income from operations included $255,000 in restructuring charges associated with the company’s operations in France. Based on an estimated 33% non-GAAP effective tax rate, non-GAAP net income was $6.4 million in fiscal 2006 compared to non-GAAP net income of $5.1 million in fiscal 2005, and resulting in non-GAAP diluted earnings per share of $0.31 in fiscal 2006. This compares to non-GAAP EPS of $0.32 in the same period last year when the effective non-GAAP tax rate was 34% and shares outstanding were 16.2 million.
Financial Outlook
Outlook for the quarter ending December 31, 2006 and fiscal year ending September 30, 2007 are as follows:
Fiscal Year 2007
•	Revenue: Targeting between $103 million and $105 million.

•	Non-GAAP Operating Income: Expected to be between $9.5 million to $10.5 million, with a certain amount of variability. Included in non-GAAP operating income is an estimated $1.0 million in remaining restructuring charges associated with the company’s operations in France, which restructuring was initiated in the fourth quarter fiscal 2006.

•	Non-GAAP Diluted Earnings Per Share: Expected to be $0.35 to $0.38 based on an estimated weighted average of 21.2 million shares outstanding and an estimated non-
First Quarter of Fiscal 2007
•	Revenue: Targeting between $23.5 million and $24.0 million with a certain amount of variability.

•	Non-GAAP Operating Income: Expected to be between $500,000 and $800,000, with a certain amount of variability. Included in non-GAAP operating income is an estimated $1.0 million in remaining restructuring charges associated with the company’s operations in France, which was initiated in the fourth quarter fiscal 2006.

•	Non-GAAP Diluted Earnings Per Share: Expected to be $0.03 to $0.04 based on an estimated weighted average of 20.9 million shares outstanding and an estimated non-GAAP effective tax rate of 35%. Included in non-GAAP EPS is an estimated $0.03 net per share impact associated with the restructuring of the company’s operations in France.

GAAP effective tax rate of 35%. Included in non-GAAP EPS is an estimated $0.03 net per share impact associated with the restructuring of the company’s France operations.
The preceding forward-looking information with respect to non-GAAP operating income and earnings per share excludes stock-based compensation expense in an estimated amount of approximately $1.1 million and $6.0 million for the first quarter and full year fiscal 2007, respectively, and amortization of acquired intangibles in an estimated amount of approximately $0.7 million and $2.7 million for the first quarter and full year fiscal 2007, respectively.
Conference Call Details
Unica will discuss its quarterly results and related matters via a teleconference today, November 30, 2006, at 5:00 pm (EST). To access this call, dial 800-289-0572 (domestic) or 913-981-5543 (international). Additionally, a live web cast of the conference call will be available on the “Investor Relations” page of the Company’s Web site, www.unica.com.
A replay of this conference call will be available from 8:00 p.m. EST on Thursday, November 30, 2006 through 11:59 p.m. EST on Thursday, December 14, 2006 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 9923457. An archived webcast of this conference call will also be available on the “Investor Relations” page of the Company’s Web site, www.unica.com.
Non-GAAP Financial Measures
Unica has provided in this press release selected financial information that has not been prepared in accordance with GAAP. This information includes historical and estimated future non-GAAP operating income, net income, effective tax rate, and earnings per share.
Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of which present similar non-GAAP financial measures to investors. Specifically, on both a historic and a forward-looking basis, these non-GAAP measures exclude:
•	Expense associated with the write-off of in-process research and development and amortization of intangible assets related to acquisitions, as exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.
•	Expense associated with share-based compensation related to stock options, the Company’s employee stock purchase plan and restricted stock units because, while share-based compensation is a significant ongoing expense affecting the Company’s results of operations, the Company’s management excludes share-based compensation from the

Company’s forecasting and planning process used to allocate resources. In addition, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding share-based compensation may enable useful comparisons of the Company’s operating results to its competitors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
About Unica
Unica® Corporation (NASDAQ: UNCA) is a leading global provider of Enterprise Marketing Management (EMM) software. Focused exclusively on the needs of marketers, Unica’s Affinium® software delivers key EMM capabilities, including: web and customer analytics, demand generation, and marketing resource management. Affinium streamlines the entire marketing process for brand, relationship and internet marketing — from planning and budgeting to project management, execution and measurement. As the most comprehensive EMM suite on the market, Affinium uniquely delivers a marketing system of record — a purpose-built solution through which marketers easily manage marketing information and assets, rapidly assemble campaign components, and report on performance. Unica’s EMM solution is to marketing what sales force automation is to sales organizations. Today, more than 400 companies worldwide benefit from Unica’s EMM vision.
Founded in 1992, Unica is headquartered in Waltham, Massachusetts, with additional offices in the United States, France, the United Kingdom, India, Singapore, Germany, Australia and Spain. For more information, visit www.unica.com.
Unica is exclusive sponsor of The Marketers’ Consortium, an online community that offers a unique opportunity for dialog between marketing executives from across industries. Covering some of the most critical challenges and opportunities senior marketers face today, The Marketers’ Consortium has hosted notable moderators including: Don Peppers from Peppers and Rogers Group, Elana Anderson from Forrester Research, Pat LaPointe from MarketingNPV, and Elizabeth Roche from Customers Incorporated. Visit The Marketers’ Consortium at http://unicashare.typepad.com
Copyright 2006 Unica Corporation. Unica, the Unica logo, Affinium and NetTracker are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Forward-looking Statements
Information provided in this press release contains forward-looking statements that relate to future events and the future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including but not limited to the possibility that the market for enterprise software does not develop as anticipated; lower than expected sales due to competitive factors; the timing of Unica’s customers’ purchasing decisions or other factors; the long sales cycle for Unica’s software; a failure by Unica to develop new software products and enhance existing products; failure to retain key staff; a failure by Unica to maintain historical maintenance renewal rates; difficulties that the Company may encounter in its integration of acquired companies; customer and industry analyst response to Unica’s strategic direction may change; perceived market opportunities may change or not exist; the internet marketing sector may not grow as quickly as Unica expects; the Company’s strategy of differentiating itself through expanding its presence in the internet marketing sector may not result in extending its leadership position in the EMM market; the Company may not continue to deliver year-over-year growth in revenue and profitability; the Company may not continue to generate cash from operations; the Company’s financial projections may be incorrect; costs and expenses, particularly those related to Sarbanes-Oxley compliance may continue to increase; and failure to properly protect Unica’s proprietary rights and intellectual property may damage the Company. These and other important risk factors listed in the Company’s most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10-Q could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

Contacts:

MEDIA:	INVESTORS:
Laura Hindermann	Kori Doherty
Greenough Communications	Integrated Corporate Relations
617-275-6519	617-217-2084
lhindermann@greenoughcom.com	kdoherty@icrinc.com
Source: Unica Corporation

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,
	2006	2005
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$30,501	$43,754
Restricted cash	247	144
Short-term investments	9,537	16,172
Accounts receivable, net of allowance for doubtful accounts of $568 and $569, respectively	25,825	15,220
Purchased customer receivables	1,030	—
Deferred tax asset, net of valuation allowance	820	926
Prepaid expenses and other current assets	1,685	1,002

Total current assets	69,645	77,218
Property and equipment, net	2,226	1,630
Purchased customer receivables, long-term	1,731	—
Acquired intangible assets, net	7,282	253
Goodwill	20,106	2,337
Deferred tax asset, long-term, net of valuation allowance	2,999	—
Other assets	399	166

Total assets	$104,388	$81,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,620	$1,356
Accrued expenses	13,584	9,241
Short-term deferred revenue	29,580	21,323

Total current liabilities	45,784	31,920
Long-term deferred revenue	4,306	3,311

Total liabilities	50,090	35,231
Stockholders’ equity:
Common stock	196	189
Additional paid-in capital	52,094	44,927
Retained earnings	1,773	1,097
Accumulated other comprehensive income	235	160

Total stockholders’ equity	54,298	46,373

Total liabilities and stockholders’ equity	$104,388	$81,604

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
License	$12,114	$7,985	$39,621	$29,343
Maintenance and services	12,154	9,252	42,790	34,205

Total revenue	24,268	17,237	82,411	63,548
Costs of revenue(1):
License	780	277	2,175	957
Maintenance and services	4,091	2,836	14,032	10,679

Total cost of revenue	4,871	3,113	16,207	11,636

Gross profit	19,397	14,124	66,204	51,912
Operating expenses(1):
Sales and marketing	9,949	6,752	33,446	26,802
Research and development	4,926	2,982	17,085	11,466
General and administrative	3,401	2,014	11,549	6,927
Restructuring charge	255	—	255	—
In-process research and development	—	—	4,037	—
Amortization of acquired intangible assets	394	111	1,109	460

Total operating costs and expenses	18,925	11,859	67,481	45,655

Income (loss) from operations	472	2,265	(1,277)	6,257
Other income:
Interest income, net	581	377	2,047	660
Other income (expense), net	15	(42)	(57)	(67)

Total other income	596	335	1,990	593

Income before income taxes	1,068	2,600	713	6,850
Provision for income taxes	298	884	37	2,329

Net income	$770	$1,716	$676	$4,521

Net income (loss) per common share:(2)
Basic	$0.04	$(0.15)	$0.04	$(0.03)

Diluted	$0.04	$(0.15)	$0.03	$(0.03)

Shares used in computing net income (loss) per common share:
Basic	19,568	15,761	19,267	11,342

Diluted	20,331	15,761	20,235	11,342

(1) Amounts include share-based compensation expense as follows:
Cost of maintenance and services revenue	$101	$19	$273	$94
Sales and marketing expense	287	38	776	171
Research and development expense	224	(2)	678	68
General and administrative expense	375	30	1,291	120

Total share-based compensation expense	$987	$85	$3,018	$453

(2) Under the two-class method, in accordance with SFAS No. 128, Earnings Per Share, basic net income (loss) per share was computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. Diluted net income (loss) per share was computed using the more dilutive of (a) the two-class method and (b) the if-converted method. The Company allocates net income first to preferred stockholders based on dividend rights under the Company’s charter and dividends paid, and then to preferred and common stockholders, pro rata, based on ownership interests. Net losses were not allocated to preferred stockholders. In addition, for the quarter and year ended September 30, 2005, net loss applicable to common stockholders and net loss per share reflect the payment of a special one-time preferred stock dividend of $4.1 million in August 2005 in connection with Unica’s initial public offering. The following is a reconciliation of net income (loss) applicable to common stockholders for the calculation of diluted earnings per share.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$770	$1,716	$676	$4,521
Accretion of preferred stock dividend and allocation of net income to preferred stockholders	—	(84)	—	(841)
Payment of special one-time preferred stock dividend	—	(4,062)	—	(4,062)

Net income (loss) applicable to common stockholders, diluted	$770	$(2,430)	$676	$(382)

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended September 30,
	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income	$676	$4,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,102	787
Amortization of acquired intangible assets	1,785	460
In-process research and development	4,037	—
Non-cash share-based compensation charge	3,018	453
Deferred tax benefits	(2,893)	(468)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable, net	(9,460)	(3,865)
Prepaid expenses and other current assets	(526)	1,103
Other assets	269	(79)
Accounts payable	845	(195)
Accrued expenses	(298)	2,557
Deferred revenue	8,815	4,466

Net cash provided by operating activities	7,370	9,740
Cash flows from investing activities:
Purchase of property and equipment, net of acquisitions	(1,371)	(1,236)
Net cash paid for acquisitions	(28,286)	—
Sales and maturities of short-term investments	25,044	3,400
Purchases of short-term investments	(18,403)	(19,573)
(Increase) decrease in restricted cash	(103)	144

Net cash used in investing activities	(23,119)	(17,265)
Cash flows from financing activities:
Repayment of line of credit and notes payable	—	—
Proceeds from issuance of common stock, net of issuance costs	—	38,524
Proceeds from exercise of stock options and issuance of ESPP shares	1,470	936
Tax benefit related to exercised stock options	880	—
Payment of dividend	—	(11,823)

Net cash provided by financing activities	2,350	27,637
Effect of exchange rate changes on cash and cash equivalents	146	(131)

Net (decrease) increase in cash and cash equivalents	(13,253)	19,981
Cash and cash equivalents at beginning of period	43,754	23,773

Cash and cash equivalents at end of period	$30,501	$43,754

Supplemental disclosure of cash flow information:
Income taxes paid	$1,706	$1,677

Supplemental disclosure of non-cash investing and financing activities:
Accretion of preferred stock dividends	$—	$841

Conversion of redeemable convertible preferred stock into common stock	$—	$16,205

Issuance of common stock for acquisition	$1,804	$—

UNICA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Non-GAAP financial measures and reconciliation:

GAAP income (loss) from operations	$472	$2,265	$(1,277)	$6,257
Add: Share-based compensation	987	85	3,018	453
In-process research and development and amortization of intangible assets	669	111	5,822	460

Non-GAAP income from operations	$2,128	$2,461	$7,563	$7,170

GAAP net income	$770	1,716	$676	$4,521
Less: Adjustment for prior quarter ETR estimates (3)	(228)	—	—	—
Add: Share-based compensation, net of tax (3)	731	56	2,094	298
In-process research and development and amortization of intangible assets, net of tax (3)	444	73	3,592	302

Non-GAAP net income	$1,717	$1,845	$6,362	$5,121

Diluted non-GAAP net income per share (4)	$0.08	$0.10	$0.31	$0.32

Shares used in diluted per share calculation:	20,557	18,456	20,401	16,210

     (3) The Non-GAAP tax provision excludes the impact of the write off of in-process research and development, amortization of intangibles arising from business combinations and stock-based compensation expense; net of permanent differences and income taxes. Reflected in taxes is an adjustment for the difference between the effective tax rate used for the quarters compared to the actual annual rate.
     (4) Non-GAAP weighted average shares outstanding for the three and twelve months ended September 30, 2005 includes the conversion of Unica’s preferred stock into 4,083 shares of common stock. As a result, earnings applicable to common shareholders are not affected by the accretion of preferred stock dividends, or allocation of earnings to preferred stockholders, as in the computation of GAAP EPS.